UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    November 14, 2014 (November 14, 2014)
KIMBALL INTERNATIONAL, INC.
________________________________________________________________________________________________________
(Exact name of registrant as specified in its charter)

Indiana	0-3279	35-0514506
(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

1600 Royal Street, Jasper, Indiana	47549-1001
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code   (812) 482-1600

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities
On November 14, 2014, Kimball International, Inc. (the “Company”) approved a restructuring plan which reduces the Company plane fleet from two jets to one. This plan reduces the Company’s cost structure while aligning the plane fleet size with the needs of the Company following the spin-off of Kimball Electronics on October 31, 2014. Previously, one of our jets was primarily focused on the successful strategy of transporting customers to visit the Company’s showrooms and manufacturing locations, while the remaining jet was focused primarily on employee business usage. The plane focused on employee business travel will be sold. The Company believes that its location in rural Jasper, Indiana and the location of its manufacturing locations in small towns away from major metropolitan areas necessitates the need for the remaining jet to efficiently transport customers.
The Company currently estimates that the total pre-tax restructuring charges associated with this plan will be approximately $1.4 million, all of which are expected to be recorded in the second quarter of fiscal year 2015. The aircraft will be placed for sale immediately, and the completion of this restructuring is contingent on the sale of the aircraft. The restructuring charges are expected to consist of approximately $1.1 million of asset impairment and selling costs, and $0.3 million of transition and other employee costs. Approximately 70% of the total cost estimate is expected to be non-cash expense. The impairment charge will be recorded due to the book value of the plane exceeding current fair market value estimates less selling costs. As a result of the aircraft fleet reduction, the Company anticipates annual pre-tax savings of $0.8 million, with those savings starting in the Company’s third quarter of fiscal year 2015.
Both this announcement of the Company’s plane fleet reduction and the November 5, 2014 announcement of the consolidation of the Company’s metal fabrication production from its operation located in Post Falls, Idaho, into existing production facilities in Indiana are part of the Company’s focus on capacity utilization. The Company currently estimates that the total pre-tax restructuring charges related to the aircraft and facility consolidation activities will be approximately $10.3 million with approximately $4.4 million to be recorded in the second quarter of fiscal year 2015, and the remainder is expected to be incurred over the remaining anticipated transition period of the plan. The total restructuring charges are expected to consist of approximately $6.0 million of transition, training, and other employee costs, $3.0 million of plant closure and other exit costs, and $1.3 million of asset impairment and selling costs. When the consolidation activities are fully implemented in seven to eight quarters, the Company anticipates total pre-tax savings of approximately $5.8 million per year thereafter.

(in millions)	Total Restructuring Cost(1)	Non-Cash Expense	Annualized Benefit
Capacity Restructuring Plan:
Capacity Realignment and Post Falls, Idaho Exit	$8.9	$0.2	$5.0
Plane Fleet Reduction	1.4	0.9	0.8
Total Restructuring Plan	$10.3	$1.1	$5.8

(1)	Approximately $4.4 million of the $10.3 million total restructuring charges is expected to be recorded in the Company’s second quarter of fiscal year 2015.
Certain statements contained within this document are considered “forward-looking” under the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of words such as “expects”, “anticipates”, “believes”, “approximately” and “estimates”. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including, but not limited to, the Company’s ability to successfully complete and to fully realize the expected benefits of the capacity restructuring plan. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2014 and other filings with the Securities and Exchange Commission.

Item 2.06 Material Impairments
The information set forth above under Item 2.05 is incorporated by reference into this Item 2.06.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KIMBALL INTERNATIONAL, INC.

By:	/s/ Michelle R. Schroeder
MICHELLE R. SCHROEDER Vice President, Chief Financial Officer

Date: November 14, 2014